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                     December 14, 2023

       Gerardo Cruz Celaya
       Chief Financial Officer
       Coca-Cola FEMSA, S.A.B. de C.V.
       Calle Mario Pani No. 100
       Santa Fe Cuajimalpa
       Cuajimalpa de Morelos
       05348, Ciudad de M  xico, M  xico

                                                        Re: Coca-Cola FEMSA,
S.A.B. de C.V.
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed April 17,
2023

       Dear Gerardo Cruz Celaya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing